EXHIBIT 10.11
                                                                   -------------



                     AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT

     This Amendment dated November 22, 2006 hereby amends the Employment Agreement dated August 1, 2004 (the "Employment Agreement"), by and between iVoice Technology, Inc., a New Jersey corporation (hereinafter referred to as the "Company"), having an office at 750 Highway 34, Matawan, New Jersey 07747 and Jerome Mahoney, having his office at 750 Rt. 34, Matawan, NJ 07747 (hereinafter referred to as the "Executive").

                              W I T N E S S E T H :

     WHEREAS, the Company and the Executive mutually desire to amend the Employment Agreement; and

     NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Effective August 31, 2006, Paragraph 3 shall be deleted in its entirety and replaced with the following:

          "Duties. The Executive agrees that the Executive will serve the Company on a part-time basis faithfully and to the best of his ability as the President and Chief Executive Officer, subject to the general supervision of the Board of Directors of the Company. The Executive agrees that the Executive will not, during the term of this Agreement, engage in any other business activity which interferes with the performance of his obligations under this Agreement. The Executive further agrees to serve as a director of the Company and/or of any parent, subsidiary or affiliate of the Company if the Executive is elected to such directorship."

4. All other terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date written below.


IVOICE TECHNOLOGY, INC.                             JEROME MAHONEY


By:_____________________                            By:_____________________
   Frank Esser

Title: Director

Date:___________________                            Date:___________________